AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of March 1, 2008, is to the Investment Management Agreement made as of the 30th day of October, 1992 and amended and restated as of the 25th day of February, 1994 and the 23rd day of November, 1995, and amended as of the 1st day of May, 2004 (the "Agreement") by and between Templeton Asset Management Ltd., a U.S. registered investment adviser and a corporation organized under the laws of Singapore (the "Manager") and Templeton Developing Markets Trust (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on February 25, 3008.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          1.25%, up to and including $1 billion
          1.20% over $1 billion, up to and including $5 billion 1.15% over $5 billion, up to and including $7.5 billion 1.125% over $7.5 billion, up to and including $10 billion 1.10% over $10 billion, up to and including $15 billion 1.05% over $15 billion, up to and including $20 billion 1.00% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                    TEMPLETON ASSET MANAGEMENT LTD.


                                    By:/s/GREGORY E. MCGOWAN
                                       --------------------------------
                                       Gregory E. McGowan
                                       Director

                                    TEMPLETON DEVELOPING MARKETS TRUST


                                    By: /s/ROBERT C. ROSSELOT
                                       -------------------------------
                                       Robert C. Rosselot
                                       Secretary